As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-34013

Registration No. 333-164977

Registration No. 333-174473

Registration No. 333-200584

Registration No. 333-222759

Registration No. 333-253443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-34013

Post-Effective Amendment No. 1 to Registration Statement No. 333-164977

Post-Effective Amendment No. 1 to Registration Statement No. 333-174473

Post-Effective Amendment No. 1 to Registration Statement No. 333-200584

Post-Effective Amendment No. 1 to Registration Statement No. 333-222759

Post-Effective Amendment No. 1 to Registration Statement No. 333-253443

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN NATIONAL BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1284688
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

628 Main Street

Danville, Virginia 24541

(434) 792-5111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Asbury

President and Chief Executive Officer

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, Virginia 23060

(804) 633-5031

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and together, the “Registration Statements”):

•	Registration Statement on Form S-3 (No. 333-34013), pertaining to the registration and sale from time to time of up to 200,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of American National Bankshares Inc. (the “Company”);
•	Registration Statement on Form S-3 (No. 333-164977), pertaining to the registration and sale from time to time of up to $50,000,000 of securities of the Company;
•	Registration Statement on Form S-3 (No. 333-174473), pertaining to the registration and sale from time to time of up to 500,000 shares of Common Stock;
•	Registration Statement on Form S-3 (No. 333-200584), pertaining to the registration and sale from time to time of up to $75,000,000 of securities of the Company;
•	Registration Statement on Form S-3 (No. 333-222759), pertaining to the registration and sale from time to time of up to $75,000,000 of securities of the Company; and
•	Registration Statement on Form S-3 (No. 333-253443), pertaining to the registration and sale from time to time of up to $75,000,000 of securities of the Company.

On July 15, 1999 the Company issued a 2 for 1 stock split and on October 25, 2004 the Company issued a 6 for 5 stock split. The share amounts listed above for Registration Statement No. 333-34013 is presented on a pre-split basis and do not reflect the stock splits.

On April 1, 2024, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union Bankshares Corporation (“Atlantic Union”) and the Company, the Company was merged with and into Atlantic Union (the “Merger”), with Atlantic Union as the surviving corporation. As a result of the Merger, the Company ceased to exist as of 12:01 a.m. on April 1, 2024.

As a result of the Merger, the offering and sale of securities under the above-listed Registration Statements under the Securities Act of 1933, as amended, which have been previously filed with the Securities and Exchange Commission, has been terminated.  In accordance with the undertakings made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, Atlantic Union (as successor to the Company) hereby removes from registration the securities of the Company registered but unsold under each Registration Statement as of the date hereof.  Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to American National Bankshares Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Virginia, on this 1st day of April, 2024.

ATLANTIC UNION BANKSHARES CORPORATION
(as successor to American National Bankshares Inc.)

By:	/s/ Robert M. Gorman
Robert M. Gorman Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.